UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2025

Super League Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38819	47-1990734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2856 Colorado Avenue
Santa Monica, California 90404
(Address of principal executive offices)

(213) 421-1920
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLE	Nasdaq Capital Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement

Entry into Loan Agreement

On February 10, 2025 (the “Effective Date”), the Company and its subsidiary, InPVP, LLC (“Subsidiary”), entered into a Business Loan and Security Agreement (the “Agile Loan Agreement”), with Agile Capital Funding, LLC as collateral agent (“Collateral Agent”), and Agile Lending, LLC (“Agile”), pursuant to which the Company issued to Agile a Confessed Judgment Secured Promissory Note for an aggregate value of $2.5 million (the “Agile Note”). Pursuant to the Agile Loan Agreement: (i) the Agile Note matures 32 weeks from the Effective Date; (ii) carries an aggregate total interest payment of approximately $1.05 million (the “Applicable Rate”), and (iii) immediately upon the occurrence and during the continuance of an Event of Default (as defined in the Agile Loan Agreement), interest shall accrue at a fixed per annum rate equal to the Applicable Rate plus five percent. The Company is required to repay all the obligations due under the Agile Loan Agreement and the Agile Note in 32 equal payments of $110,937.50, with the first payment being made to Agile on February 17, 2025, and every seven days thereafter until the Maturity Date. The proceeds received from the Agile Note will be used to fund general working capital needs.

Pursuant to the Agile Loan Agreement, upon the occurrence of certain events, including (a) a change in the Company’s business other than the business engaged in by the Company on the Effective Date, (b) cause or permit, voluntarily or involuntarily, any Key Person to cease being actively engagement in the management of the Company without prior notice to Agile, (c) a change in control of the Company (expressly excluding the pending transactions with Infinite Reality, Inc.) or otherwise approve the liquidation or dissolution of the Company or its Subsidiary (collectively, a “Change in Business, Management, or Ownership”), or (d) the Term Loan is accelerated upon the occurrence of an Event of Default, the Company shall be required to immediately pay to Agile an amount equal to the sum of: (i) all outstanding principal of the Agile Note plus accrued and unpaid interest thereon through the prepayment date, (ii) a fee equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the Maturity Date (the “Prepayment Fee”), plus (iii) all other obligations that are due and payable, including, without limitation, interest at the Default Rate with respect to any past due amounts. The Company is allowed to make a full prepayment or partial prepayment (and receive a discount thereon if repaid in full within sixty days of note issuance) of any or all of the Obligations arising under the Agile Loan Agreement and the Agile Note, provided, the Company shall be obligated to pay the Prepayment Fee.

The Agile Loan Agreement imposes various restrictions on the activities of the Company, including, subject to certain exceptions set forth in the Agile Loan Agreement (including, without limitation, the pending transactions with Infinite Reality, Inc.), a prohibition on: (i) creating, incurring, assuming, or being liable for any indebtedness, or allow the Subsidiary to do so (expressly excluding up to $3,000,000 of unsecured loans through one or more third parties); (ii) any Change in Business, Management, or Ownership; (iii) fundamental changes to the Company or its subsidiaries (including certain consolidations, mergers and sales/transfers of assets outside the ordinary course of business, and limitations on the ability of the Company and its Subsidiary to grant liens upon their property or assets); (iv) pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock; (v) enter into certain transactions with the Company’s affiliates; (vi) make or permit any payment on any debt that is subordinate to the obligations under the Agile Loan Agreement and the Agile Note (expressly excluding up to $3,000,000 of unsecured loans through one or more third parties); and (vi) other than in the ordinary course of business, entering into any material agreement, or terminating or materially amending a material agreement.

As security for the full and prompt payment and performance of any obligations arising under the Agile Loan Agreement and the Agile Note, the Company and its Subsidiary granted to Agile a continuing first priority security interest in all the assets of the Company and its Subsidiary; provided, however, the filing of a financing statement and/or the taking of any action required to perfect Agile’s security interest in the collateral may only occur upon an event of default. The Agile Loan Agreement also provides for standard Events of Default, customary provisions, including representations, warranties and covenants, indemnification, waiver of jury trial, arbitration, and the exercise of remedies upon a breach or default.

In connection with entering into the Agile Loan Agreement, the Company was required to pay an administrative fee of $125,000 to the Collateral Agent, which was paid at the closing out of proceeds of the issuance of the Agile Note.

The Agile Note and the Agile Loan Agreement are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 10-K, and are incorporated herein by reference. The description of the terms of the Agile Note and the Agile Loan Agreement set forth above are qualified in their entirety by reference to such exhibit.

Entry into Equity Purchase Agreement

On February 14, 2025, we entered into an equity purchase agreement (the “Purchase Agreement”) with Hudson Global Ventures, LLC, a Nevada limited liability company (“Hudson”). Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell to Hudson, and Hudson is obligated to purchase, up to $2.9 million of newly issued shares (the “Total Commitment”) of the Company’s common stock, from time to time during the term of the Purchase Agreement, subject to certain limitations and conditions (the “Hudson Offering”). As consideration for Hudson’s commitment to purchase shares of common stock under the Purchase Agreement, we issued to Hudson 300,000 shares of common stock, valued at $165,000, following the execution of the Purchase Agreement (the “Commitment Shares”).

The Purchase Agreement initially precludes us from issuing and selling more than 3,319,323 shares of our common stock, including the Commitment Shares, which number equals 19.99% of our common stock issued and outstanding as of February 14, 2025, unless we obtain stockholder approval to issue additional shares, or unless certain exceptions apply. In addition, a beneficial ownership limitation in the agreement initially limits us from directing Hudson to purchase shares of common stock if such purchases would result in Hudson beneficially owning more than 4.99% of the then-outstanding shares of our common stock.

From and after the initial satisfaction of the conditions to our right to commence sales to Hudson under the Purchase Agreement (such event, the “Commencement,” and the date of initial satisfaction of all such conditions, the “Commencement Date”), we may direct Hudson to purchase shares of common stock at a purchase price per share equal to the lesser of (i) 92% of the closing price of the Company’s Common Stock, as listed on Nasdaq, on the trading day immediately preceding the respective Put Date (the “Initial Purchase Price”), or (ii) 92% of the lowest closing price of the Company’s Common Stock on the Nasdaq Capital Market on any trading day during the period beginning on the Put Date (as defined in the Purchase Agreement) and continuing through the date that is three trading days immediately following the Clearing Date (as defined in the Purchase Agreement) associated with the applicable Put Notice (such three trading day period is the “Valuation Period”, and the price is the “Market Price”), on such date on which the Purchase Price is calculated in accordance with the terms of the Purchase Agreement. We will control the timing and amount of any such sales of common stock to Hudson. Actual sales of shares of common stock to Hudson will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for the Company and our operations.

Unless earlier terminated, the Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the Commitment Period (as defined in the Purchase Agreement), (ii) Hudson’s purchase or receipt of the Total Commitment worth of common stock, or (iii) the occurrence of certain other events set forth in the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon prior written notice to Hudson.

We intend to use the net proceeds, if any, from the Hudson Offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. The Purchase Agreement contains customary representations, warranties and agreements by us, as well as customary indemnification obligations of the Company. In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement, pursuant to which the Company agreed to register the Commitment Shares and the shares issuable pursuant to the Purchase Agreement.

The securities in the Hudson Offering are being offered pursuant to our effective S-3 shelf registration statement (File No. 333-283812), which was filed with the SEC on December 13, 2024 and declared effective on December 20, 2024. The Hudson Offering will be made only by means of a prospectus supplement and the accompanying base prospectus that form part of the S-3. A prospectus supplement relating to the Hudson Offering will be filed with the SEC pursuant to Rule 424(b) under the Securities Act on or around February 14, 2025.

The Purchase Agreement and Registration Rights Agreement are filed as Exhibit 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The description of the terms of the Purchase Agreement and Registration Rights Agreement set forth above are qualified in their entirety by reference to such exhibit. In addition, the legal opinion letter and consent of Disclosure Law Group, a Professional Corporation, counsel to the Company, regarding the validity of the shares of common stock to be issued from time to time in connection with the Hudson Offering is filed as Exhibit 5.1 and 23.1, respectively, to this Current Report on Form 8-K. The legal opinion letter is also filed with reference to, and is hereby incorporated by reference into, the S-3 shelf registration statement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K under the title “Debt Financing” is hereby incorporated by reference in this Item 2.03.

The offering and sale of the Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor any state securities laws, and such Notes may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company offered and sold the Note in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Purchaser represented that they were acquiring the Note for its own account and not with a view to distribution or resale in violation of the Securities Act or any applicable state securities law.

Neither this Current Report on Form 8-K, nor any exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy any securities of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits Index

Exhibit No.	Description

4.1	Confessed Judgment Secured Promissory Note, dated February 10, 2025, issued to Agile Capital Funding, LLC, by Super League Enterprise, Inc.
5.1	Opinion of Disclosure Law Group, a Professional Corporation.
10.1*	Business Loan and Security Agreement, dated February 10, 2025, between Super League Enterprise, Inc. and Agile Capital Funding, LLC.
10.2	Equity Purchase Agreement, dated February 14, 2025, between Super League Enterprise, Inc. and Hudson Global Ventures, LLC.
10.3	Registration Rights Agreement, dated February 14, 2025, between Super League Enterprise, Inc., and Hudson Global Ventures, LLC.
23.1	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Super League Enterprise, Inc.

Date: February 14, 2025	By:	/s/ Clayton Haynes
Clayton Haynes Chief Financial Officer